Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

Jurisdiction of
Subsidiary	Incorporation/Organization

American Factoring, Inc.	Nevada

Tween Brands Store Planning, Inc.	Ohio

Tween Brands Purchasing, Inc.	Ohio

Tween Brands Direct Services, Inc.	Ohio

Tween Brands Direct, LLC	Ohio

Tween Brands Agency, Inc.	Ohio

Floret, LLC	Ohio

Mish Mash, LLC	Ohio

Tween Brands Investment, LLC	Ohio

Too G.C., LLC	Ohio

Tween Brands Service Co.	Ohio

Too Retail & Sales Puerto Rico, Inc.	Puerto Rico

Tween Brands Sourcing Hong Kong, Ltd.	Hong Kong

G Too, LLC	Ohio